Exhibit 10.2

[Active Power Letterhead]

October 16, 2011

Jan Lindelow
2502 Bridle Path
Austin, Texas 78703

Re:           Offer of Employment with Active Power, Inc.

Dear Jan:

On behalf of Active Power, Inc. (“Active Power” or the “Company”), I am pleased to invite you to join the Company as its Interim Chief Executive Officer.  In this position, you will report directly to the Company’s Board of Directors.

You will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.  The effective date of your employment will be October 17, 2011, or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1.      At-Will Employment.  You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at any time, for any reason or for no reason.  Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.  We request that you give the Company at least two weeks’ notice in the event of a resignation.

2.      Board Service/Short-Term Appointment.  As reflected by your job title, you are being hired as the “Interim” CEO.  The nature of this role is, naturally, intended to be of short duration.  You agree and acknowledge that your employment is at-will as discussed above, and further, you acknowledge your understanding of the fact that when the Company hires a non-interim CEO, your position will no longer be required.  It is expected that your term of service as Interim CEO will last no longer than six (6) months.  During your term as Interim CEO, you agree to continue to serve on the Company’s Board of Directors.

3.      Salary.  The Company will pay you a salary at the rate of $35,000 per month (the “Base Salary”) payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding.  Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this offer letter.  The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.  Notwithstanding the foregoing, if you service as “Interim” CEO is terminated as the result of the hiring of a new CEO on or before the 90th day after the date of this Offer Letter, you will be entitled to receive a lump sum payment equal to the amount of Base Salary that would have been paid to you from the date of such termination until the 90th day after the date of this Offer Letter.

4.      Bonus.  At or around the time of the conclusion of your term of service as Interim CEO, the Board, in its sole discretion, will perform an assessment of your individual performance and the Company’s achievement of corporate goals.  Depending on the results of such assessment and the length of your service as Interim CEO you will be eligible for consideration for a performance bonus.

5.      Benefits.  During the term of your employment, you will be entitled to the Company’s standard vacation and benefits  (including expense reimbursement) covering employees at your level, as such may be in effect from time to time.

6.      Immigration Laws.  For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

7.      Employee Proprietary Information Agreement.  As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of employee proprietary information agreement, with the following modifications:  (i) the time period set out in the second paragraph of Section 2 of the EPIA will be changed from 5 years to 2 years;  (ii)  Section 5 of the EPIA, which deals with non-solicitation of employees, will be deleted; and (iii) Section 7 of the EPIA, which deals with noncompetition, will be deleted (the “EPIA”).  None of the foregoing modifications will be deemed to modify any common-law fiduciary obligations that you may have as a director of the Company.

8.      D&O Insurance.  The Company has in effect and will maintain in effect during your tenure as Interim CEO (and thereafter, until the expiration of applicable statutes of limitation) a D&O insurance policy, or tail or extended reporting period coverage with respect thereto, with standard terms and conditions.

9.      Indemnification. The Company confirms that you and the Company are parties to an Indemnification Agreement dated August 2, 2000, which has not been amended or revised and which continues in effect as of the date hereof, and that such Indemnification Agreement indemnifies you both in your capacity as a director and in your capacity as an officer of the Company, subject to the terms and conditions thereof.

10.      General.  This offer letter and the EPIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral.  In the event of a conflict between the terms and provisions of this offer letter and the EPIA, the terms and provisions of the EPIA will control.  Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. Texas law will govern this offer letter.

We look forward to you joining the Company.  If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed EPIA.

Sincerely,

ACTIVE POWER, INC.

	By:	/s/ Benjamin L. Scott
Benjamin L. Scott, Chairman of the Board

AGREED TO AND ACCEPTED:

“Employee”

/s/ Jan Lindelow
Jan Lindelow